September 19, 2005



Mr. P. Mark Stark
Chief Financial Officer
The Exploration Company of Delaware, Inc.
500 North Loop 1604 East, Suite 250
San Antonio, Texas  78232


	Re:	The Exploration Company of Delaware, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 16, 2005
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005 and June 30, 2005
      Filed May 10, 2005 and August 9, 2005
      Response Letters Dated July 25, 2005, August 18, 2005
      and September 14, 2005
		File No. 0-09120


Dear Mr. Stark:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								Jill S. Davis
								Branch Chief